Exhibit 3.2

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson city, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20150323073-46
Filing Date and Time 07/15/2015 9:27 AM
Entity Number E0232812015-8

Certificate of Amendment (PURSUANT TO NRS 78.380)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:

Interlink Plus, Inc.

2.The articles have been amended as follows:

Section 4. And 4.(a) be revised in their entirety to state as follows:

SEE ATTACHMENT

3. The undersigned declare that they constitute at least two-thirds of the following:

[X] incorporators          [  ] board of directors

4. Effective date of filing: (optional)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures:

/s/ ZIXIAO CHEN

Authorized Signature

Interlink Plus, Inc.

Attachment to Certificate of Amendment

Section 4. And 4.(a) be revised in their entirety to state as follows:

Section 4. Series A Convertible Preferred Stock. There shall be created, out of the twenty five million (25,000,000) shares of Preferred Stock, par value $0.0001 per share, of the Corporation, a series of Series A Convertible Preferred Stock, consisting of five million (5,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

(a)

Designation; Rank. This series of Preferred Stock shall be designated and known as "Series A Convertible Preferred Stock." The number of shares constituting the Series A Convertible Preferred Stock shall be five million (5,000,000) shares. Except as otherwise provided herein, the Series A Convertible Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the Common Stock.